Exhibit 10.38

IN ACCORDANCE WITH ITEM 601 OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [*] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Special-appointed dealer sales cooperation agreement

Party A: Shenzhen Bestman Precision Instrument Co., LTD

Authorized representative: Cao Haizhu

Address: 8th floor, Yifang Building, No.315, Shuangming Avenue, Guangming Street, Guangming District, Shenzhen City

Tel.:

Party B: Shenzhen Qinghe Changfeng Medical Technology Co., LTD

Legal representative: Kang Zhiwei

Address: 422N, Floor A4, Jinbololong Industrial Factory, No.1 Huayun Road, Yucui Community, Longhua Street, Longhua District, Shenzhen

Tel.:

Business contact person: Kang Zhiwei Tel.:

Address: 422N, Floor A4, Jinbololong Industrial Factory, No.1 Huayun Road, Yucui Community, Longhua Street, Longhua District, Shenzhen In accordance with the Civil Code of the People's Republic of China and the laws for the sale of related products, Party B is hereby In Sichuan Province and in Chongqing Municipality In the region (hereinafter referred to as: Sichuan, Chongqing) agent sales party A research and development and production The "Bethmann" brand series give birth to article Through negotiation, party A and Party B follow the principles of voluntariness, equality, fairness and integrity, and on the basis of mutual benefit and for the purpose of win-win cooperation, enter into the following terms of this agreement to jointly abide by and perform:

The first mode of cooperation

1. Party A authorizes Party B to act during the term of this Agreement Sichuan, Chongqing Hospitals in the region (Level III and above hospitals in the region must beWith the exclusive sales agent (excluding the online sales platform) that reports the order to Party A in advance and Party A can sell it without objection), within the contract, the procurement performance target of Party B to Party A during the agreement period is at least RMB 1.5 million yuan, and if the achievement rate is at least 80%, both parties may negotiate to renew the contract separately.

2. The relationship between Party A and Party B is only limited to the product agency relationship authorized by Party A, and they are independent parties to the agreement. Party B, as an agent, shall meet the following requirements:

2.1 Party B is willing to accept party A's review, supervision and guidance, and shall have legal business qualification.

2.2 Party B shall pay the sales agent deposit to Party A. After the signing of this Agreement, Party B shall pay the above deposit of RMB 150,000 to Party A. In the first quarter (before March 31,2024), Party B can deduct 50,000 yuan from the deposit; the remaining deposit can be deducted from the second quarter RMB 100,000, if party B can deduct all the deposit before the expiration of the agreement, party B shall be deemed to give up automatically and Party A will not return it. If Party B shall terminate the cooperation midwayIn case of the agreement, the deposit is subject to the Deposit Penalty Provisions, and Party A has the right not to return it. Party B shall, in full, pay the amount to Party A's account in a lump sum within 7 working days upon the signing of this Contract. Upon receipt of the full payment, Party A shall pay party A an equivalent and legal invoice to Party A in the sales contract amount after the formal purchase by Party B. The collection account information of Party A is as follows:

Account name: Shenzhen Bestman Precision Instrument Co., LTD

Bank: Huaxia Bank Co., Ltd., Shenzhen Jian'an Sub-branch Account number: [*]

2.3 When Party B develops a sales agent within the authorized area, Party B's agency authority shall not be transferred without the written consent of Party A. Any development developed by Party B Sichuan, Chongqing All the sales agents in the region shall sign the sales contract with Party B, but Party B shall report the scanned copy of the contract text to Party A within three working days after the signing of the sales contract.

3. During the cooperation period conducted by both parties, Party B shall purchase the price list of Party A's full series of products, which is attached to this Agreement. Party B shall not make any sales behavior in violation of Party A's price system, otherwise Party A shall have the right to cancel Party B's agency authority and preferential purchase rights.

4. Party B shall be the exclusive sales agent in Sichuan and Chongqing region authorized by Party A (excluding online platform sales), and the annual sales amount shall not be less than that.1 2 0 ten thousand In case of failure to meet the standard, Party A has the right to cancel the agency agreement at any time.

5, party b shall, during the period of agency, each year to host or participate in party a products show the relevant local academic exchanges, medical equipment industry exhibition at least one, as the next year agent assessment indicators, party b has the obligation to recommend to party a software platform with medical qualification experts signing, otherwise party a has the right to unilaterally remove the agency agreement or adjust the agent requirements.

Article 2. Term of the agreement

1. The term of the cooperation intention agreement is one year, and the validity period of this agreement is from 0 1,2 0 2 4 moon 2 From the 6th to the 2nd 0 2 5 year 0 1 moon 2 On 5 days, each year during the cooperation period, both parties may negotiate and sign the renewal of the cooperation agreement and the annual delivery amount.

2. Party A and Party B shall pay the sales deposit in Article 12.2 within 7 days after both parties sign and seal the cooperation agreement 15 The agreement shall be established and come into force only after the RMB ten thousand yuan is paid to Party A.

Article 3 Rights and obligations of both parties

1. Party A shall provide support to Party B in accordance with Article 6 hereof.

2. Party B shall be strictly in accordance with the provisions herein Sichuan, Chongqing (Regional) The promotion and sales of Party A's products shall not conduct anything unrelated to the promotion and sale of Party A's products in the name of Party A, otherwise Party A has the right not to recognize them. In case of economic losses caused to Party A, Party A shall have the right to cancel Party B's product agency qualification at any time and require Party B to bear all economic losses and all rights protection expenses (including but not limited to attorney's fees, legal costs, arbitration fee, preservation fee, security premium, etc.)

3. Party A shall have the right to supervise and manage Party B's behavior and to request to modify the behavior made by Party B that is unfavorable to Party A. Party B shall make effective rectification within 3 days after receiving the rectification notice proposed by Party A. If external impact, it shall take timely measures to eliminate the negative impact.

4. Party B shall not sell to the territory other than that agreed herein without reporting to Party A and obtaining confirmation, otherwise, Party A shall have the right to terminate this Agreement at any time.

5. Party B has only the right to be located in Sichuan, If party B has no right to sign the agreement on behalf of Party A, and if Party B signs the agreement on behalf of Party A, Party A without authorization, Party A has the right not to recognize it. If the agent recommended by Party B in the advance reported list directly signs the purchase with Party A, the purchase of the agent shall be regarded as Party B's purchase and shall be included in Party B's performance in the assessment.

6. Before the agreement signed by both parties becomes effective, the sales reported and authorized by Party A shall not be within the scope stipulated in the agreement, but shall be included in the agreement at the time of repurchase.

7. Party B shall comply with the price system stipulated by Party A, in which the terminal transaction price of the blood flow meter model BV-650 shall not be less than RMB 150,000.

8. During the term hereof of this Agreement, Party A shall share the new customer resources in the region specified in this Agreement with Party B.

Article 4. Quality of the goods

Party A shall guarantee that the quality of the goods supplied conforms to the national standards, industry standards or Party A's factory qualification standards, and meets the standards defined in the instructions attached to the goods.

Article 5 Purchase of goods and transportation

1. If Party B purchases goods, the written Purchase List issued by Party B shall prevail, and the purchase list shall include the product name, specification, quantity, delivery time, etc. The details of the Sales Contract signed by both parties shall be subject to the terms of the agreement and the payment shall be delivered.

2. The initial delivery place is the location of Party B, and the specific delivery place shall be subject to that indicated by both parties in the Sales Contract.

3. In principle, when the goods are sent to Party B by Party A, the delivery place shall be designated by Party B, and Party A shall bear the freight; If the goods are delivered to Party A, Party B shall bear the transportation, which shall be selected by the carrier according to the actual situation, and the freight time shall be subject to the time indicated on the freight documents.

4. Party B shall inspect the quality of the products within three days after receiving the goods. If Party B fails to submit a written objection to Party A on the quality of the products within the time limit, it shall be deemed to be qualified and flawless, and Party B shall not require Party A to replace or return the products on the grounds that they have quality problems.

Article 6 Sales support

1. Sales materials: Party A shall provide the required materials for product sales and cooperate with Party B to complete the manufacturer authorization materials required for the sales of Party A's products.

2. All-aspect training system: Party A shall provide party B with one free on-site training session and two online training sessions once a year. Including but not limited to product knowledge training, product operation training, sales skills, etc.

3. Market development services: Party A has a sound customer service system and a professional market development team, and may provide Party B with necessary market development services to Party B's local accompanying business personnel according to its actual needs.

4. The specific support projects shall be provided in accordance with party A's internal documents, and party A shall have the right of final interpretation.

Article 7 Promotion, publicity and advertising

1. Party B shall collect information, win over customers, and try its best to promote the promotion and sales of the products.

2. If Party B needs to lead the hosting of large-scale product promotion activities or product advertising activities and needs Party A's support, Party A shall provide necessary support as appropriate according to the specific situation.

3. Party B shall, in accordance with the requirements of Party A, publish promotional advertisements in the agency area, carry out promotional activities and implement them after being approved by Party A.

4. Party B shall implement Party A's requirements for advertising activities and shall not publish advertisements in violation of the regulations.

Article 8 Business situation report

1. In order to improve the quality of the products and services, Party B shall timely record and notify Party A after receiving the customers 'opinions and complaints on the products, and both parties shall make joint efforts to improve Party A's market visibility.

2. Party B shall try its best to provide Party A with information on the market and competition of the commodities, each Monthly work report shall be sent or mailed to Party A, and Party A shall provide Party B with necessary information including sales situation, price list, technical documents and advertising materials.

Article 9 Supervision and training

During the term of this Agreement, Party A shall, under the normal premise of not affecting Party B, guide, inspect and supervise Party B's business activities regularly or irregularly. Party B shall follow the suggestions and guidance of Party A or its appointed supervisor in the course of operation. Party A shall continuously provide Party B with the marketing, service or technical guidance necessary for the operation, and provide necessary assistance to Party B. In case of after-sales service requirements, Party B shall notify Party A in writing of the service requirements and content, and Party A shall give a reply within 48 hours after receiving the notice from Party B to confirm the service content and time.

Article 10. Intellectual property rights

1. Party A permits Party B to use the trademarks, patents and Copyrights of the goods provided by Party A, under the general license. The above general license right enjoyed by Party B is only applicable to the business purpose of selling Party A's products in the Territory. If Party B finds that any third party infringes Party A's intellectual property rights or commits any illegal act harmful to Party A's interests, Party B shall report to Party A. Party B shall not compete with Party A or help others with Party A, and party B shall not manufacture agent products or products similar to those sold on commission, nor shall it profit from any enterprise competing with Party A.

2. Party B undertakes that without the written consent of Party A, Party B shall not use Party A's trademark, logo, pattern or slogan for any form of commercial activities except this cooperation, otherwise, Party B shall be deemed to have breached the contract. Party A has the right to require Party B, in addition to paying the expenses of Party A's rights protection, but also to require Party B to compensate RMB 50,000 to 150,000 yuan for liquidated damages according to the severity of the breach of contract and to investigate Party B for the liability of intellectual property infringement.

3. Party B shall not use the trademark of the commodities authorized herein to do any act that harms Party A's economic interests.

4. Party B shall sell the authorized commodities in the name of a specific channel authorization, and shall not sell Party B's commodities in the name of Party A through channels authorized without Party A.

5. Party B shall not manufacture, counterfeit or sell Party A's commodities by itself or by a third party.

Article 11 Confidentiality clause

1. The trade secrets mentioned in this agreement, including but not limited to the price, quantity, payment method, the information of the other party in the business exchanges and the business secrets, company planning, operation activities, financial information, technical information, business information, and other business secrets, user information, data, sales price, report, etc. are the trade secrets of both parties. Both parties undertake to keep the above trade secrets during the discussion, signing and execution of this Agreement, and shall not disclose the above trade secrets to any third party in any way. If one party leads to the above trade secrets due to the acts of the other party, it shall have the right to require the other party to bear all economic losses and all legal liabilities suffered thereby.

2. The confidentiality clause is an independent clause, regardless of whether this Agreement is signed, changed, rescinded or terminated for a long time.

3. The parties involved in this clause shall be Party A and Party B, including but not limited to their branches and subsidiaries, other companies participating in the operation and management as shareholders, companies with the same or similar business as the shareholders of both parties, and all employees who may involve the contents of this Agreement.

Article 12 Force majeure

If either party fails to perform all or part of its obligations hereunder under this Agreement due to the force majeure event, the performance of such obligations shall be suspended during the period when the force majeure event prevents its performance.

The party claiming to be affected by the force majeure event shall notify the other party of the occurrence of the force majeure event in writing within the shortest possible time, and within seven working days after the occurrence of the force majeure event Provide the other party with appropriate evidence of such a force majeure event and its duration and written information that the agreement cannot be performed or needs to be delayed. A party claiming that the force majeure event makes its performance of this Agreement objectively impossible or impractical, it has the responsibility to make all reasonable efforts to eliminate or mitigate the impact of such force majeure event.

In case of a force majeure event, both parties shall immediately decide how to implement this Agreement through friendly negotiation. Upon the termination or elimination of the force majeure event or its effects, both parties shall immediately resume their respective obligations under this Agreement. If the force majeure and its effects cannot be terminated or eliminated, resulting in either party losing the ability to continue to perform the agreement, the parties may terminate the agreement or temporarily delay the performance of the agreement through negotiation, and the party encountering the force majeure shall not be liable for this purpose. If force majeure occurs after the delay in performance, the party concerned shall not be exempted from liability.

For the purposes of this Agreement, "Force Majeure" means any event beyond the reasonable control of the affected party, unpredictable, predictable, unavoidable and insurmountable after the date of this Agreement, which makes the performance of all or part of this Agreement objectively impossible or impractical. Such events include but are not limited to natural disasters such as floods, fires, droughts, typhoons, earthquakes, and such as social events such as war (whether declared), major outbreaks, unrest, strikes, government actions or legal regulations.

Article 13 Liability for breach of contract

1. Party A and Party B shall strictly perform the terms of this Agreement. If either party breaches the contract, the breaching party shall be liable for the breach according to the contract

2. If the product is delivered to Party B by Party A and Party B does not raise objections to the product quality within the acceptance period, Party B shall not apply for return or replacement of the product; if the product is caused by Party B shall bear the service fee, materials, processing fee, and labor wages paid by Party A;

3. If the payment for goods is not made by payment before delivery, Party B shall keep the ownership of the goods agreed herein to Party A before the payment is paid, and Party A shall have the right to retrieve the goods at any time. At the same time, Party B shall properly keep the goods before this to ensure completeness and damage. In case of any damage, Party B shall compensate Party A according to the goods price agreed herein. If the amount is insufficient to make up for the losses, it shall also compensate Party A for all losses;

4. If Party B conducts or refuses to perform the cooperation during this Agreement and refuses to perform or even withdraw from the cooperation, Party A shall reject the deposit paid by Party B; Party B shall cooperate with Party A to return all cooperation project materials, trademark product authorization documents and other cooperation materials, and compensate Party A for all economic losses suffered thereby;

5. If Party B violates this Agreement and causes losses to Party A, all expenses incurred by Party A (including but not limited to attorney fee, legal fee, arbitration fee, announcement fee, announcement fee, preservation fee, guarantee premium, appraisal fee and auction evaluation fee) shall be borne by Party B;

6. If Party B cancels or changes the order without authorization, it shall pay 20% of the price of the order and compensate Party A for all losses such as inventory, labor and profit.

Article 14 Termination of the agreement

1. If Party A commits any of the following acts, Party B shall have the right to terminate the Agreement by written notice. The notice of termination shall take effect upon arrival at Party A:

1.1 When this Agreement is signed, it does not comply with the mandatory provisions of laws and regulations on the qualification of agents, causing Party B In case of loss;

1.2 If it does not have or lose the ownership or use right of the relevant intellectual property rights at the time of the validity period of this Agreement, Failing to timely notify Party B, resulting in the third claim of relevant rights to Party B;

1.3 Party B stops supplying products to Party B without reason and fails to correct within 30 days after Party B urges them;

2. If Party B commits any of the following acts, Party A shall have the right to terminate the Agreement in writing. The notice of termination shall take effect upon arrival to Party B:

2.1 Complaints caused by management and service problems or being exposed and criticized by major media for more than three times, which seriously damages the goodwill of Party A's business system;

2.2 Transfer part or all of the contents of this Agreement to a third party without party A's prior written consent, or authorize a third party to engage in the contents hereof (Party B's development agent shall not be deemed to transfer this Agreement in whole or in part);

2.3 Intentionally or negligent divulge Party A's trade secrets;

2.4 Intentionally reporting wrong or misleading information to Party A for more than 3 times;

2.5 Party B delays in paying any payment under this Agreement and fails to correct for more than 30 days after party A's delay;

2.6 Party B shall sell or represent the products of Party A's competitors separately.

Article 15 Change and termination of the agreement

1. In order to meet the needs of market competition, this Agreement may be appropriately modified or terminated upon mutual agreement through negotiation.

2. This Agreement is terminated under the following circumstances:

2.1 Within 30 days before the expiration of the term, both parties express that they will not renew this Agreement;

2.2 Party A and Party B shall terminate this Agreement by written agreement;

2.3 The purpose of this Agreement cannot be realized due to the provisions of force majeure stipulated in Article 12 of this Agreement;

2.4 Before the expiration of the term of this agreement, either party expressly expresses or shows by its own behavior that it does not perform the main obligations hereunder;

2.5 Either party delays in performing the main obligations hereunder and fails to perform them within a reasonable time limit after being urged;

2.6 The parties have other breach of contract or illegal acts, so that the purpose of the agreement cannot be realized;

2.7 One party declares bankruptcy or dissolution;

2.8 The court, the government and other administrative acts require the agent to terminate the business.

Article 16. Special agreement

Except for the termination of this Agreement as mentioned in article 15, paragraph 1, if the Agreement is terminated under any other circumstances, the payment paid by Party B shall be deemed as liquidated damages, and Party A shall have the right not to return the agreement.

Article 17 Dispute Settlement

Any dispute arising from the performance of this Agreement shall be settled by both parties through friendly negotiation. If the negotiation fails, either party may file a lawsuit with the people's court where Party A is located.

Article 18 Address of service

1. Both parties confirm that their respective contractual agreements or legal documents are addressed as follows:

Contact person of Party A: Cao Haizhu       Tel.:

Address: 8th floor, Yifang Building, No.315, Shuangming Avenue, Guangming Street, Guangming District, Shenzhen City

Email address: [*]

Contact person of Party B: Kang Zhiwei       Tel.:

Address: 422N, Floor A4, Jinbololong Industrial Factory, No.1 Huayun Road, Yucai Community, Longhua Street, Longhua District, Shenzhen

mail box:

2. All notices required to be issued during the performance of this Agreement and the documents between the two parties shall be exchanged in writing and may be delivered by letter, fax, delivery in person, etc. The address and contact information shall be subject to the information in the signature column of this Agreement. If either party changes its mailing address or contact information, it shall notify the other party in writing within 10 days from the date of the change, otherwise, the party failing to notify shall bear the corresponding responsibilities arising therefrom.

Article 19 Other matters

1. This Agreement shall come into force upon being sealed by both parties or signed and sealed by both legal representatives and Party B pays the full deposit within 7 days upon signature and sealing. This agreement shall be made in duplicate, with each party holding one copy and each copy having the same legal effect. The scanned and faxed copies are as valid as the original copies;

2. Matters not covered herein shall be governed by relevant laws and regulations. In the absence of such provisions, party A and Party B may reach a written supplementary agreement. The annexes and supplementary agreements to this Agreement shall be an integral part of this Agreement and shall have the same legal effect as this Agreement.

(No text available below)

Party A (seal):	Party B (seal):

Legal Representative / Authorized	Legal Representative / Authorized
Representative (signature):	Representative (signature):

Signed on: January 26,2024	Signed on: January 26, 2024